                                                                 EXHIBIT 12.1

SYGNET Communications, Inc. and Wilcom Corporation
Computation of Ratio of Earnings to Fixed Charges
                                                                              Historical                             Pro Forma
                                                     --------------------------------------------------------   --------------------
                                                                                                                              Pro
                                                                                                                             Forma
                                                                                                                   Pro        Six
                                                                                                Six Months        Forma     Months
(Dollars in Thousands)                                        Year Ended December 31,         Ended June 30,    Year Ended   Ended
                                                     --------------------------------------  ----------------   December 31 June 30
                                                     1991(c) 1992(c)  1993   1994    1995     1995     1996      1995 (a)   1996 (a)
                                                     --------------------------------------  ----------------   --------------------

Pretax income (loss) from continuing
  operations.......................................  $(116)  $  866  $1,660  $1,795  $2,015  $1,409  $  1,579   $(20,359)  $ (7,195)
Less capitalized interest .........................      0        0       0       0       0       0         0          0          0
                                                     -----   ------  ------  ------  ------  ------  --------   --------   --------
                                                      (116)     866   1,660   1,795   2,015   1,409     1,579    (20,359)    (7,195)

Fixed Charges:
  Interest expense ................................    219      997     702     989   2,660     844     2,642     27,100     13,550
  Amortization of deferred financing costs ........     10       10      14      61     197       7       103        832        410
  Estimated interest portion of rentals............      7       23      69      75     153      77        94        366        375
                                                     -----   ------  ------  ------  ------  ------  --------   --------   --------
Total fixed charges ...............................    236    1,030     785   1,125   3,010     928     2,839     28,298     14,335
                                                     -----   ------  ------  ------  ------  ------  --------   --------   --------
Earnings used in ratio
  computation .....................................  $ 120   $1,896  $2,445  $2,920  $5,025  $2,337  $  4,418   $  7,939   $  7,140
                                                     =====   ======  ======  ======  ======  ======  ========   ========   ========

Ratio of Earnings to Fixed Charges (b).............            1.84    3.11    2.60    1.67    2.52      1.56

- ----------

(a) To give effect to the increase in interest expense, amortization of deferred financing costs and interest portion of rentals due to the following: (i) Sale of the Notes, (ii) borrowings under the Bank Credit Facility, (iii) the Erie Acquisition, and (iv)
    the Horizon Acquisition.

(b) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing cost, taxes and a portion of rent expense representative of interest by the sum of interest expense, amortization of deferred financing costs and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the year ended
    December 31, 1991, the deficit of earnings to fixed charges was $116. On a pro forma basis, the deficit of earnings to fixed charges was $20,359 and $7,195, respectively for the year ended December 31, 1995 and six months ended June 30, 1996.

(c) Operating results of Wilcom Corporation, which consist of paging operations, have been combined effective December 31, 1992.
    Prior to such date, the operations of Wilcom Corporation were not significant and would not impact comparability of the financial data.